Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated March 25, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Original Issue Discount
Zero Coupon Notes Due March 28, 2038

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PU79

Principal Amount (in Specified Currency): $124,485,467 (TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Issue Price: 24.0991987% of Principal Amount

Trade Date: March 25, 2008

Original Issue Date: March 28, 2008

Stated Maturity Date: March 28, 2038

Interest Rate: Not Applicable. TMCC will not pay interest on the Notes on a periodic basis; however, the original issue discount will accrete on the notes as described below.

Interest Payment Dates: Not Applicable

Net Proceeds to Issuer: $30,000,000

Agent's Discount or Commission: 0.00%. The Agent or its affiliate will enter into swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

Agent: Goldman, Sachs & Co.

Agent's Capacity: Principal

Day Count Convention:	30/360

Business Day Convention: Following, unadjusted

Redemption: Not Applicable

Redemption Dates: Not Applicable

Notice of Redemption: Not Applicable

Repayment: Not Applicable

Optional Repayment Date(s): Not Applicable

Repayment Price: Not Applicable

Original Issue Discount: Yes

Total Amount of Original Issue Discount: $94,485,467

Accretion Rate: 4.80% per annum, compounded semi-annually on March 28th and September 28th of each year during the term of the Notes.


Specified Currency: U.S. dollars

Minimum Denominations: $100,000 and $1,000 increments thereafter

Form of Note: Book-entry only


ADDITIONAL TERMS OF THE NOTES

Redemption

           The Notes are not subject to redemption at the option of any holder prior to maturity and nor will TMCC be able to call the Notes for redemption at any time during the term of the Notes.

Event of Default

           If an Event of Default with respect to the Notes shall occur and be continuing, the Notes may be declared due and payable in an amount equal to their Accreted Value (as defined below) as of the date of payment of such amount, in the manner and with the effect provided in the Indenture. Upon payment of such amount, all of TMCC's payment obligations in respect of the Notes shall terminate.

           The principal amount of the Notes Outstanding under the Indenture (for purposes of, among other things, directing the Trustee to take or refrain from taking any action under the Indenture or to waive any default thereunder) as of any date of determination shall be the Accreted Value of the Notes as of such date.

Calculation of Accreted Value

           Original issue discount ("OID") will accrue on the Notes at the Accretion Rate, based on a 360-day year of twelve 30-day months, compounding on each March 28 and September 28. The "Accreted Value" of the Notes on any compounding date (each such date, an "Accreted Value Calculation Date") shall be equal to the product of (i) the Principal Amount and (ii) the accretion factor for such date as set forth in the accretion value schedule below (the "Accretion Factor"). The "Accreted Value" of the Notes on any date between two consecutive Accreted Value Calculation Dates (an "Interim Date") shall be equal to the sum of (x) the Accreted Value on the first such Accreted Value Calculation Date and (y) the product of (A) 1/180th of the difference between the Accreted Values on the second and the first such Accreted Value
Calculation Dates and (B) the number of days (based on a 360-day year of twelve 30-day months) from and including the earlier of the two Accreted Value Calculation Dates to, but excluding, the Interim Date.

Accretion Value Schedule

Accreted Value 		Accretion Factor	Accreted Value
Calculation Date				for all Notes in
						the Aggregate

28-Mar-2008		24.0991987%		$30,000,000
28-Sep-2008		24.6775794%		$30,720,000
28-Mar-2009		25.2698413%		$31,457,280
28-Sep-2009		25.8763178%		$32,212,255
28-Mar-2010		26.4973493%		$32,985,349
28-Sep-2010		27.1332854%		$33,776,997
28-Mar-2011		27.7844843%		$34,587,645
28-Sep-2011		28.4513123%		$35,417,749
28-Mar-2012		29.1341438%		$36,267,775
28-Sep-2012		29.8333628%		$37,138,201
28-Mar-2013		30.5493636%		$38,029,518
28-Sep-2013		31.2825480%		$38,942,226
28-Mar-2014		32.0333296%		$39,876,840
28-Sep-2014		32.8021294%		$40,833,884
28-Mar-2015		33.5893804%		$41,813,897
28-Sep-2015		34.3955259%		$42,817,431
28-Mar-2016		35.2210182%		$43,845,049
28-Sep-2016		36.0663225%		$44,897,330
28-Mar-2017		36.9319143%		$45,974,866
28-Sep-2017		37.8182804%		$47,078,263
28-Mar-2018		38.7259189%		$48,208,141
28-Sep-2018		39.6553415%		$49,365,137
28-Mar-2019		40.6070694%		$50,549,900
28-Sep-2019		41.5816394%		$51,763,098
28-Mar-2020		42.5795985%		$53,005,412
28-Sep-2020		43.6015089%		$54,277,542
28-Mar-2021		44.6479451%		$55,580,203
28-Sep-2021		45.7194959%		$56,914,128
28-Mar-2022		46.8167638%		$58,280,067
28-Sep-2022		47.9403656%		$59,678,788
28-Mar-2023		49.0909344%		$61,111,079
28-Sep-2023		50.2691170%		$62,577,745
28-Mar-2024		51.4755759%		$64,079,611
28-Sep-2024		52.7109900%		$65,617,522
28-Mar-2025		53.9760533%		$67,192,342
28-Sep-2025		55.2714784%		$68,804,958
28-Mar-2026		56.5979939%		$70,456,277
28-Sep-2026		57.9563460%		$72,147,228
28-Mar-2027		59.3472987%		$73,878,762
28-Sep-2027		60.7716337%		$75,651,852
28-Mar-2028		62.2301525%		$77,467,496
28-Sep-2028		63.7236763%		$79,326,716
28-Mar-2029		65.2530444%		$81,230,557
28-Sep-2029		66.8191179%		$83,180,091
28-Mar-2030		68.4227766%		$85,176,413
28-Sep-2030		70.0649233%		$87,220,647
28-Mar-2031		71.7464811%		$89,313,942
28-Sep-2031		73.4683969%		$91,457,477
28-Mar-2032		75.2316389%		$93,652,457
28-Sep-2032		77.0371974%		$95,900,115
28-Mar-2033		78.8860904%		$98,201,718
28-Sep-2033		80.7793564%		$100,558,559
28-Mar-2034		82.7180614%		$102,971,965
28-Sep-2034		84.7032947%		$105,443,292
28-Mar-2035		86.7361738%		$107,973,931
28-Sep-2035		88.8178417%		$110,565,305
28-Mar-2036		90.9494704%		$113,218,873
28-Sep-2036		93.1322578%		$115,936,126
28-Mar-2037		95.3674319%		$118,718,593
28-Sep-2037		97.6562501%		$121,567,839
28-Mar-2038		100.0000000%		$124,485,467


RISK FACTORS

           Investing in the Notes involves a number of risks. In addition to the risks described in "Risk Factors" on page S-3 of the Prospectus Supplement, the Notes are subject to other special considerations. An investment in the Notes entails certain risks to a greater degree than an investment in conventional fixed-rate debt securities that pay interest periodically. While the Notes, if held to maturity, will provide return of their principal amount, their market value could be adversely affected by changes in prevailing interest rates. This effect on the market value of the Notes could be magnified in a rising interest rate environment due to their relatively long remaining term to maturity. In such an environment, the market value of the Notes generally will fall, which could result in the realization of significant losses to investors whose circumstances do not permit them to hold the Notes until maturity. Investors should have the financial status and, either alone or with a financial advisor, the knowledge and experience in financial and business matters sufficient to evaluate the merits and to bear the risks of investing in the Notes in light of each investor's particular circumstances, and should consider whether their circumstances permit them to hold the Notes until maturity or otherwise to bear the risks of illiquidity and changes in interest rates.

PLAN OF DISTRIBUTION

           Under the terms of and subject to the conditions of an Appointment Agreement dated March 25, 2008 and an Appointment Agreement Confirmation dated March 25, 2008 (collectively, the "Appointment Agreement") between TMCC and Goldman, Sachs & Co., Goldman, Sachs & Co., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Goldman, Sachs & Co. is committed to take and pay for all of the Notes offered hereby, if any are taken.